Exhibit 10.23

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

BRASCAN POWER INC.,

as Buyer,

RUMFORD FALLS POWER COMPANY,

as Seller,

and

RUMFORD PAPER COMPANY,

as

Mill Owner

January 6, 2006

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made this 6th day of January, 2006 between BRASCAN POWER INC., an Ontario corporation (“Buyer”), RUMFORD FALLS POWER COMPANY, a Maine corporation (“Seller”) and, solely for purposes of Section 5.06, Section 7.05 and Section 9.05 of this Agreement, RUMFORD PAPER COMPANY, a Delaware Corporation (“Mill Owner”), under the following circumstances:

A.  Seller owns and operates a project consisting of two hydroelectric generating plants and related facilities located on the Androscoggin River in Rumford, Oxford County, Maine comprised of approximately 40 megawatts in total (Federal Energy Regulatory Commission Project No. 2333) (collectively, the “Project”).

B.  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.01  Definitions.  For purposes of this Agreement, the terms set forth below shall be defined as follows:

“Affiliate” with respect to any party, means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party.  For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Asset Purchase Agreement.

“Ancillary Agreements” has the meaning set forth in Section 7.05 hereof.

“Assumed Agreements” has the meaning given that term in Section 2.01(d).

“Assumed Obligations” has the meaning given that term in Section 2.03(c).

“Attachments” has the meaning given that term in Section 5.01(a)(ix).

“Bank” has the meaning given that term in Section 10.08.

“Basket Amount” has the meaning given that term in Section 10.07(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, Dayton, Ohio, or Portland, Maine, are authorized or required by Law to be closed.

“Buyer” has the meaning given that term in the preamble to this Agreement.

“Buyer Group” has the meaning given that term in Section 10.02.

“Cash Purchase Price” has the meaning given that term in Section 2.04(a)(i).

“Change” means a material change in the use of the Project after the Closing Date, provided that a material change in use does not include a cessation in operations other than a voluntary decommissioning or demolition (or involuntary decommissioning or demolition that is not required by Environmental Law) of all or substantially all of the Project or the operations conducted thereon.

“Claim” has the meaning given that term in Section 10.04.

“Closing” has the meaning given that term in Section 7.01.

“Closing Date” has the meaning given that term in Section 7.01.

“CMP” means Central Maine Power Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder.

“Corrected Schedule” has the meaning given that term in Section 8.02(a).

“Damages” means all claims, liabilities, losses, damages, expenses, costs of settlement and demands of any character whatsoever (including, without limitation, the reasonable fees and expenses of counsel).

“Effective Time” has the meaning given that term in Section 7.02.

“Employee Agreements” has the meaning given that term in Section 3.10.

“Encumbrance” means any lien, mortgage, pledge, security interest, license, easement, quasi-easement, covenant, condition, declaration, imperfection of title, or other encumbrance or restriction.

“Environment” means any surface water, groundwater, drinking water supply, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air, water vapor, surface soil, subsurface soil and any other natural resource.

“Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity, department, bureau, office or other authority, or any third party involving violations of Environmental Laws, Handling of Hazardous Materials or Releases of Hazardous Materials from, on or under (i) any assets or properties used by the Project; (ii) from any adjoining properties or businesses; or (iii) from or onto any facilities which received Hazardous Materials generated by the Purchased Assets.

“Environmental Conditions” means any condition, known or unknown, foreseen or unforeseen, arising out of:  (1) the Release, threat of Release, or exposure of Persons to Hazardous Materials; (2) any violation of any Environmental Law; (3) the Handling of Hazardous Materials or (4) any Environmental Claim.

“Environmental Damages” means all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, without limitation, the reasonable fees and expenses of counsel).

“Environmental Laws” means any Law related to:  (i) the protection of the Environment and/or (ii) the Handling of Hazardous Materials.  “Environmental Laws” include, without limitation: the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. §11001 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §300f et seq.; the Occupational Health and Safety Act, as amended, 29 U.S.C. §655 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §5101 et seq.; Oil Discharge Prevention and Pollution Control Law, 38 M.R.S.A. §541; Underground Oil Storage Facilities and Groundwater Protection Law, 38 M.R.S.A. § 561 et seq., and any other comparable foreign, federal, state, municipal or local Laws.

“Environmental Liabilities” means any Environmental Damages, including without limitation, costs of investigation, Remedial Action or other response actions, known or unknown, foreseen or unforeseen, with regard to the Purchased Assets arising out of:  (i) Environmental Conditions, (ii) Historical Environmental Liabilities, or (iii) any violation of any Environmental

Permit.  For the avoidance of doubt, Environmental Liabilities shall not include Environmental Damages after the Closing Date resulting from increases in operating expenses of the Purchased Assets, including but not limited to, depreciation, wages, administration of environmental programs, chemicals, materials, sewer fees and permit fees.

“Environmental Permits” means any approvals, authorizations, certificates, consents, licenses, or permits required under any Environmental Law for operation of the Purchased Assets.

“Equipment” has the meaning given that term in Section 2.01(b).

“Exceptions” has the meaning given that term in Section 5.06(a).

“Excluded Assets” has the meaning given that term in Section 2.01.

“Excluded Obligations” has the meaning given that term in Section 2.03.

“Expiration Date” has the meaning given that term in Section 8.01(b).

“Federal Power Act” means the Federal Power Act, as amended, codified at 16 U.S.C. §§ 791 et seq. and the regulations adopted thereunder as of the effective date of this Agreement.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Boundary” means the real property located within the Project boundary as depicted in the FERC License.

“FERC License” means the hydropower license issued pursuant to Part I of the Federal Power Act for FERC Project No. 2333, as amended from time to time, together with all regulations, orders, issuances, filings and correspondence applicable to the Project and arising under the Federal Power Act or regulations promulgated thereunder.

“Governmental Entity” means any nation, state, city, locality, municipality, or other political subdivision and any body or authority exercising judicial, legislative, regulatory or administrative functions for any of the foregoing (including, without limitation, any agency, department, board or commission), or any court or arbiter.

“Handling” means any manner of manufacturing, using, generating, accumulating, storing, treating, disposing of, recycling, processing, distributing, handling, labeling, producing, releasing, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Materials.

“Hazardous Materials” means any substance or material that has been defined or otherwise listed as a “hazardous material,” “hazardous waste” or “hazardous substance” or words of similar import under any Environmental Law or any other waste substance or material that is regulated under any

Environmental Law, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls, and asbestos-containing materials.

“Historical Environmental Liabilities” means any Historical On-Site Environmental Liabilities or Historical Off-Site Environmental Liabilities.

“Historical Off-Site Environmental Liabilities” means any Environmental Liabilities (other than Historical On-Site Environmental Liabilities) that arise from operations, practices, Handling of Hazardous Materials, transfers, disposals or other activities (or omissions) of or on behalf of Seller prior to the Closing Date, including but not limited to Environmental Liabilities related to dioxin and furans, polychlorinated biphenyls and chlorinated solvents and contamination related to the pre-Closing removal of underground storage tanks.

“Historical On-Site Environmental Liabilities” means any Environmental Liabilities (other than Historical Off-Site Environmental Liabilities) arising from Environmental Conditions at, on, under or migrating from the Purchased Assets existing prior to the Closing Date, or that arise from operations, practices, Handling of Hazardous Materials, transfers, disposals or other activities (or omissions) of or on behalf of Seller at or on the Purchased Assets prior to the Closing Date, including but not limited to Environmental Liabilities related to dioxin and furans, polychlorinated biphenyls and chlorinated solvents, and contamination related to the pre-Closing removal of underground storage tanks; provided, however, that any Environmental Liabilities associated with subsurface groundwater contaminated with Hazardous Materials that flows beneath a Purchased Asset, where such Hazardous Materials were not Released, or alleged to be Released, from a Purchased Asset or the Mill, is not considered a Historical On-Site Environmental Liability; provided, further, notwithstanding anything to the contrary in this Agreement, Seller shall have no liability for historical on-site asbestos-containing materials (other than waste asbestos-containing material that is not in compliance with the Environmental Laws as of the Closing Date).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning given that term in Section 10.04.

“Indemnifying Party” has the meaning given that term in Section 10.04.

“Independent Consultant Award” has the meaning given that term in Section 10.08(iv).

“Knowledge of Seller” or “Seller’s Knowledge” means, and is limited to, the actual knowledge of John Fuller, General Manager (Pulp and Utilities); Larry Souther, former Operating Superintendent; Rick Delaney, Operating Superintendent; Scott Reed, Environmental Manager; Matt Jesch, Chief Financial Officer of New Page Corporation; and Ron Guay, Associate General Counsel of New Page Corporation, and each of their respective immediate subordinates.

“Laws” means applicable laws, statutes, charters, ordinances, decisional law, common law, rules and regulations.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding or investigation with regard to Environmental Law or Environmental Liabilities.

“Letter of Credit” has the meaning given that term in Section 10.08.

“Lowest-Cost Commercially Reasonable Manner” has the meaning given that term in Section 10A.04(e).

“Material Contract” has the meaning given that term in Section 3.08.

“MeadWestvaco” means MeadWestvaco Corporation, a Delaware corporation that is the seller in that certain Equity and Asset Purchase Agreement by and between Maple Acquisition LLC and MeadWestvaco Corporation dated January 14, 2005.

“Mill” means Rumford Paper Company’s pulp and paper mill operated on and about the Mill Real Property.

“Mill Owner” has the meaning given that term in the preamble to this Agreement.

“Mill Real Property” means the real property owned by Mill Owner as of the Closing Date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Permit” means any license, permit, approval or authorization of a Governmental Entity which relates to, or is necessary for, the ownership or the operation of the Project in substantially the same manner as it currently is being operated by Seller, but shall exclude any and all Environmental Permits.

“Permitted Encumbrances” means:  (i) liens for Taxes not yet delinquent or for Taxes that Seller is contesting in good faith through appropriate proceedings, provided in each case that adequate reserves have been established therefor, (ii) purchase money liens and liens securing rental payments under capital lease arrangements, (iii) liens of mechanics, materialmen, carriers, workers, repairers and other similar liens arising in the ordinary course of the operation of the Project, provided such liens can be and are insured against or bonded over, and (iv) other Encumbrances arising in the ordinary course of the operation of the Project which, in the aggregate, do not have a material adverse effect on the Purchased Assets (including, without limitation, the Real Property), taken as a whole.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, joint venture, trust, estate, unincorporated organization, labor union, Governmental Entity or any other entity.

“Project” has the meaning given that term in the recitals.

“Project Employees” has the meaning given that term in Section 3.10.

“Property Tax Year” has the meaning given that term in Section 2.05(b).

“Protocol Agreement” has the meaning set forth in Section 9.05 hereof.

“Purchase Price” has the meaning given that term in Section 2.04(a).

“Purchased Assets” has the meaning given that term in Section 2.01.

“Real Estate Documents” has the meaning given that term in Section 5.01(a)(ix).

“Real Estate Title Documents” has the meaning given that term in Section 5.06(a).

“Real Property Permitted Encumbrances” means: (a) the Permitted Encumbrances and (b) the following:

(i)  zoning, entitlement and other land use and building and fire Laws;

(ii)  Exceptions in the Title Insurance Commitment that are not Title Defects or Title Objections;

(iii)  the Encumbrances created by the Retained Real Property Instruments (to the extent agreed to pursuant to the provisions of Section 5.01(a)(ix) and 5.06);

(iv)  the cohabitation protocol and relocation rights, as set forth in Exhibit I to this Agreement, and the provisions of Section 9.04; and

(v)  those Title Defects and Title Objections accepted by Buyer in accordance with Section 5.06.

“Real Property to be Conveyed” has the meaning given that term in Section 2.01(a).

“Recipient” has the meaning given that term in Section 9.01.

“Records” has the meaning given that term in Section 2.01(f).

“Reduction Agreement” has the meaning given that term in Section 10.08(iii).

“Reduction Amount” has the meaning given that term in Section 10.08.

“Reduction Date” has the meaning given that term in Section 10.08.

“Reduction Dispute Notice” has the meaning given that term in Section 10.08(iii).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (i) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger, public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. § 9601 et seq. or 38 M.R.S.A. § 1361 et seq.

“Retained Real Property Instruments” means the instruments creating or otherwise evidencing the Real Property Rights to be Retained.

“Retained Real Property Rights” has the meaning given that term in Section 2.01(a).

“Schedule” means any of the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement by the parties, subject to the provisions of Section 8.02 hereof.

“Seller” has the meaning given that term in the preamble to this Agreement.

“Seller Group” has the meaning given that term in Section 10.03.

“Seller Reduction Notice” has the meaning given that term in Section 10.08(i).

“Seller Title Notice” has the meaning given that term in Section 5.06(c).

“Services Agreement” has the meaning given that term in Section 5.01(a)(ix).

“Specified Consents” has the meaning given that term in Section 6.01(d).

“Survey” has the meaning given that term in Section 5.06(a).

“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, franchise, real property, personal property, business and occupation, capital stock,  stamp or documentary, transfer, workman’s compensation or other tax, governmental fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, true and perfect list under 36 M.R.S.A. § 706, claim for refund or reimbursement, estimate, election, or information statement or bill relating to any Tax, including any schedule or attachment thereto and any amendment thereto.

“Third Party Claim” has the meaning given that term in Section 10.04.

“Title Defects” has the meaning given that term in Section 5.06(b).

“Title Insurance Commitment” has the meaning given that term in Section 5.06(a).

“Title Notice” has the meaning given that term in Section 5.06(b).

“Title Objections” has the meaning given that term in Section 5.06(b).

“Transfer Taxes” has the meaning given that term in Section 2.05(d).

“Undivided Interest Agreement” has the meaning given that term in Section 7.05.

“Water Rights Agreement” has the meaning given that term in Section 7.05.

1.02  United States Dollars. All references to money and dollar amounts in this Agreement shall mean dollars and currency of the United States of America.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.01  Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following assets (collectively, the “Purchased Assets”), as the same shall exist on the Closing Date free and clear of all Encumbrances other than Permitted Encumbrances (and, in the case of Real Property, the Real Property Permitted Encumbrances):

(a)  without limitation, Seller’s real property located within the FERC Boundary, the other real property described in Schedule 2.01(a)(A), and, as and to the extent agreed by Buyer, Seller and

Mill Owner in accordance with Section 5.06 hereof, (i) sufficient real property easement rights in Mill Owner’s real property located within the FERC Boundary that are necessary to operate the Project, (ii) such other real estate rights necessary for Buyer to construct the third penstock in the vicinity of the two existing penstocks near the Lower Station (as depicted in the FERC License), and (iii) such easements or other rights necessary for the delivery by Buyer of electrical energy and ancillary products from the Project to the ISO-NE for sale into NEPOOL in accordance with good operating practices, in compliance with Laws and Seller’s Permits (except as otherwise contemplated by this Agreement) and Environmental Permits, as more particularly described in Schedule 2.01(a) (collectively, the “Real Property to be Conveyed”),  but excluding therefrom, without limitation, the real property and related rights set forth under the heading of “Retained Real Property Rights” on Schedule 2.01(a)(B) and other real property and related rights agreed to by the parties in accordance with Section 5.06 or not expressly agreed to be sold or conveyed to Buyer (collectively, the “Retained Real Property Rights”);

(b)  the machinery, equipment, tools, furniture, furnishings and other fixed assets listed on Schedule 2.01(b) (collectively, the “Equipment”);

(c)  the inventory of supplies, stores, parts and materials used in the operation of the Project and located on the Real Property on the Closing Date;

(d)  all of Seller’s rights under the contracts, agreements, purchase orders, understandings, and arrangements set forth on Schedule 2.01(d) (collectively, the “Assumed Agreements”);

(e)  all of Seller’s rights in, to and under the Permits and Environmental Permits that are listed on Schedule 2.01(e), in each case to the extent assignable; and

(f)  all of Seller’s documents and records with respect to the ownership and operation of the Project (including, without limitation, (i) with respect to the Real Property, the Equipment, the Assumed Agreements, the Permits and the Environmental Permits; (ii) as required by and pertaining to the FERC License; and (iii) cost reports including property tax assessments for the last three years) (collectively, the “Records”), subject to Seller’s right to retain copies of any such Records;

provided, however, that notwithstanding anything to the contrary contained in this Agreement, the term “Purchased Assets” shall not include any of the following assets of Seller or any assets not described above (which shall be retained by Seller and hereinafter are referred to as the “Excluded Assets”):

(i)  cash and cash equivalents and bank accounts;

(ii)  any real property of Seller not described on Schedule 2.01(a) as “Real Property to be Conveyed”, the Retained Real Property Rights and any personal property of Seller not listed on Schedule 2.01(b);

(iii)  subject to Section 2.01(d) and Section 2.05, any receivables or other rights to receive payments (with the exception of insurance proceeds resulting from the destruction of any Purchased Asset required to be conveyed under Section 2.01 which Purchased Asset is not replaced prior to the Closing, which proceeds shall be paid to Buyer at or after the Closing, as the case may be);

(iv)  all financial statements, tax returns and official corporate records, including the corporate minute books and stock ledgers;

(v)  all (A) “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), (B) employment, consulting, non-competition, non-solicitation or other compensation agreements, and all collective bargaining agreements, and (C) bonus or other incentive compensation, equity or equity based compensation, stock purchase, deferred compensation, change in control, severance, leave of absence, vacation, salary continuation, medical, life insurance, section 125 cafeteria, dependant care, pension or welfare benefit plans, policies, agreements or arrangements, in each case as to which the Seller has any liability, contingent or otherwise, thereunder for current or former employees, directors or individual consultants of Seller;

(vi)  Seller’s shares in Androscoggin Reservoir Company, a Maine corporation; and

(vii)  the other assets, if any, listed on Schedule 2.01(vii).

2.02  Conditional Assignment of Assumed Agreements, Permits and Environmental Permits.  To the extent that the assignment of any of the Assumed Agreements, the Permits, or the Environmental Permits by Seller to Buyer is not permitted without the consent or approval of any other party or parties thereto, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent or approval is not given; provided, however, that Buyer and Seller each shall use commercially reasonable efforts to secure any such consent or approval.  If a consent or approval to the assignment of an Assumed Agreement is required and is not obtained prior to Closing, Seller shall cooperate with Buyer following the Closing in any commercially reasonable arrangement designed to provide Buyer with the benefits under the Assumed Agreements to the extent not assigned.

2.03.  Assumption of Obligations.  At the Closing, Buyer shall assume and agree to perform and pay on a timely basis, in accordance with the applicable terms and conditions,  the following liabilities and obligations of Seller relating to the Project and the Purchased Assets:

(a)  all liabilities or obligations of Seller that (i) accrue, are assessed or are required to be performed under the terms of the Assumed Agreements after the Closing, or (ii) are assessed prior to the Closing but are due and payable after the Closing, or (iii) are assessed after the Closing but relate to a period prior to the Closing, and in the cases of clauses (ii) and (iii), only to the extent disclosed to Buyer on Schedule 2.03(a);

(b)  all liabilities or obligations of Seller that accrue and are required to be performed under the terms of the Permits and Environmental Permits, to the extent assigned to Buyer, excluding, however, any fines, penalties or administrative charges imposed by a Governmental Entity relating to the period prior to the Closing; and

(c)  all liabilities or obligations of Seller that accrue and are required to be performed by Seller under the terms of the Real Property Permitted Encumbrances ((a) through (c), collectively, the “Assumed Obligations”);

provided, however, that notwithstanding anything to the contrary contained in this Agreement, the term “Assumed Obligations” shall not include any other liabilities or obligations of Seller including, without limitation, the following liabilities and obligations of Seller (all of which other liabilities and obligations shall be retained by Seller and hereinafter are referred to as the “Excluded Obligations”):

(i)  all liabilities and obligations not relating to the Project;

(ii)  all liabilities and obligations (including, without limitation, Historical Environmental Liabilities and obligations unless and only to the extent Buyer breaches any covenants under Sections 5.02(d) or 9.04) relating to or arising out of the operation of the Project prior to the Closing Date;

(iii)  all liabilities and obligations for Taxes (x) of Seller or (y) subject to the provisions of Section 2.05(b) or (d) hereof, relating to or arising out of the Purchased Assets or the operation of the Project prior to the Closing Date; and

(iv)  all liabilities and obligations relating to or arising out of (A) the employment by Seller, or (B) the termination of employment by Seller, of any employees of Seller or Mill Owner at the Project arising at any time.

2.04  Purchase Price.  (a) The consideration to be given by Buyer to Seller for the purchase and sale of the Purchased Assets (the “Purchase Price”) shall consist of:

(i)  One Hundred Forty-Four Million Dollars ($144,000,000) (the “Cash Purchase Price”), and

(ii)  the assumption by Buyer of the Assumed Obligations as provided in Section 2.03.

(b)  The Cash Purchase Price shall be paid by Buyer at the Closing by wire transfer of immediately available funds to the account or accounts specified by Seller in writing to Buyer.

2.05  Prorations and Expenses; Certain Tax Matters.

(a)  Except as otherwise specifically provided in this Agreement, all income, expenses and costs pertaining to the conduct and operation of the Project and the ownership of the Purchased Assets, other than real and personal property taxes, which are addressed in Sections 2.05(b) and (c) hereof, and obligations under Assumed Agreements, which are addressed in Section 2.03(a) hereof, shall be prorated as of the Closing Date, so that as between Seller and Buyer, Seller shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the period prior to the Closing Date, and Buyer shall receive all revenues and shall be responsible for all expenses, costs and liabilities allocable to the Closing Date and the period thereafter.

(b)  Real and personal property Taxes with respect to the Property Tax Year in which the Closing occurs that are attributable to the Purchased Assets shall be apportioned between Seller and Buyer in the following manner and shall be an adjustment to the Purchase Price.  Seller’s proportionate share of such Taxes shall be based on the number of days in the Property Tax Year that Seller owned the real and personal property at issue up through and including the day before the date of the Closing.  Buyer’s proportionate share of such Taxes with respect to such property shall be based on the proportionate number of days in the Property Tax Year on and after the date of the Closing.  For purposes of this Section 2.05, the term “Property Tax Year” means the fiscal year of the taxing jurisdiction imposing the real or personal property tax. If the Closing occurs before the Tax rates or values for the real or personal property Taxes are fixed for the Property Tax Year, the apportionment of such Taxes shall be based upon the Tax rates for the immediately preceding Property Tax Year applied to the most recent assessed valuation of the Purchased Assets. Seller’s proportionate share of such Taxes shall be reduced by the amount of any real and personal property Taxes paid prior to the Closing in respect of the current Property Tax Year.

(c)  Any refunds or credits of real property Taxes or personal property Taxes relating to the Purchased Assets with respect to: (i) any Property Tax Years occurring prior to the Property Tax Year in which the Closing occurs shall be for the account of Seller, and if received or utilized by the Buyer, shall be paid to Seller within five Business Days after Buyer receives such refund or utilizes such credit, and Buyer shall notify Seller of such receipt or utilization within such time period, and (ii) the Property Tax Year that includes the Closing Date shall be apportioned between Seller and Buyer, pro rata in the same manner as such Taxes originally were allocated pursuant to Section 2.05(b), based on the portion of the Property Tax Year in which such Purchased Assets were owned by Seller and Buyer, respectively.

(d)  Notwithstanding any other provision of this Agreement to the contrary, any and all sales, use, transfer, stamp, duties, recording and similar Taxes (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer.  The party charged by Law with the duty of making the necessary filing and Tax Returns with respect to such Transfer Taxes shall do so in accordance with applicable Law and make the required Transfer Tax payment.  If Seller has such duty to file and pay any Transfer Tax, Buyer shall reimburse Seller within five Business Days following receipt of notice of the amount thereof.

2.06  Purchase Price Allocation.  For purposes of Section 1060 of the Code, the Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 2.06.  Buyer and Seller shall: (i) be bound by such allocation for purposes of determining any Taxes, (ii) prepare and file their Tax Returns on a basis consistent with such allocation, and (iii) take no position inconsistent with such allocation on any Tax Return or in any proceeding before any taxing authority.  The obligations of Buyer and Seller under this Section 2.06 shall survive the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as expressly set forth in Section 3.05, Seller represents and warrants to Buyer as of the date hereof as follows:

3.01  Corporate Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maine with full power and authority to own and operate the Project and the Purchased Assets and carry on its business as now being conducted.  Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement.  Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a material adverse effect on the Purchased Assets or Seller’s ability to consummate the transactions contemplated hereby.  Seller’s execution and delivery of this Agreement and any other agreements to be executed and delivered by Seller at the Closing and the performance by Seller of the transactions contemplated by this Agreement and any such other agreements has been duly authorized by all necessary corporate action on the part of Seller.

3.02  Enforceability.  This Agreement is, and each other Ancillary Agreement to be executed and delivered by Seller at the Closing will be, duly and validly executed and delivered by Seller, and this Agreement is, and each other Ancillary Agreement to be executed and delivered by Seller will be, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms.  Neither the execution and delivery of this Agreement or any such other agreement nor the performance by Seller of the terms and provisions hereof or thereof will:  (i) violate the Articles of Incorporation or Bylaws of Seller, (ii) violate any Law or Order by which Seller, the Project or any of the Purchased Assets are bound, or (iii) except as set forth on Schedule 3.02, result in a breach or violation of any term or provision of, constitute a default under, or give rise to any right of termination or cancellation under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument to which Seller is a party or by which Seller or any of the Purchased Assets is bound, other than as would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations hereunder, or the Project or the Purchased Assets.

3.03  Subsidiaries; Mill Owner.  Except as otherwise set forth on Schedule 3.03, Seller does not own, directly or indirectly, any capital stock, membership interest or other equity interest in any Person.  All of the outstanding capital stock of Seller is owned by Mill Owner.

3.04  Third Party Consents.  Except as otherwise set forth on Schedule 3.04, no material authorization, consent, waiver or approval of, or filing with, or notification to, any third party (including, without limitation, any Governmental Entity) is required to be obtained by Seller in connection with its sale and transfer of the Purchased Assets to Buyer on the terms and conditions set forth in this Agreement, and to permit Seller to perform its other obligations hereunder.

3.05  Title to Purchased Assets; Sufficiency.  Except as otherwise set forth on Schedule 3.05, Seller has:  (i) good and defensible title to all of the tangible and intangible personal property constituting part of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, and (ii) good and marketable fee simple title to the Real Property to be Conveyed, free and clear of all Encumbrances, other than the Real Property Permitted Encumbrances.  Except for the Excluded Assets and except as set forth in Schedule 3.05 hereof, the Purchased Assets constitute all of the properties and assets used in or held for use in the operation of the Project as currently operated by Seller, and are sufficient for Buyer to operate the Project as the Project is currently operated by Seller.  Notwithstanding anything to the contrary in this Section 3.05, Seller makes no representation and warranty whatsoever with respect to the Real Property to be Conveyed as of the date of this Agreement, which representation and warranty in this Section 3.05 as it relates to the Real Property to be Conveyed shall be made only as of the Closing Date.

3.06  Environmental.  Except as described on Schedule 3.06:  (i) to the Knowledge of Seller, the Real Property is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a material adverse effect on the Purchased Assets, taken as a whole; (ii) Seller has not received written notification within the three-year period preceding the date of this Agreement from any Governmental Entity with respect to any current material violations of or liability under any Environmental Laws concerning the Purchased Assets; (iii) to the Knowledge of Seller, there are no claims, actions, suits or Legal Proceedings pending or threatened, at law or equity, relating to violation of or liability under any Environmental Law concerning the Purchased Assets; (iv) to the Knowledge of Seller, there has been no Release or threatened Release at, on, under or from the Purchased Assets of any Hazardous Materials except such matters as would not reasonably be expected to have a material adverse effect on the Purchased Assets, taken as a whole; (v) to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in the imposition of liability pursuant to Environmental Law upon Buyer with respect to the Purchased Assets, except such matters as would not reasonably be expected to have a material adverse effect on the Purchased Assets, taken as a whole;  (vi) Seller has provided to Buyer copies of the reports and investigations within its possession or control regarding the environmental condition of the Purchased Assets that are listed on Schedule 3.06(vi); (vii) Schedule 3.06(vii) contains a true, correct and complete list of all material Environmental Permits pertaining to the Project; (viii) Seller currently has all material Environmental Permits that are required for the operation of the

Project as presently operated, all of which are in full force and effect; and (ix) to the Knowledge of Seller (a) Seller is not in violation of any terms or conditions of any such Environmental Permit, other than any such violation, breach or default that would not reasonably be expected to have a material adverse effect on Seller, the Project or the Purchased Assets, (b) no written notice of a pending violation of any material Environmental Permit has been received by Seller, and (c) no proceeding is pending or threatened to revoke, prevent the renewal of, or limit any such material Environmental Permit.  The representations and warranties contained in this Section 3.06 are the exclusive representation and warranties by Seller related to Environmental Laws, Environmental Conditions and Environmental Permits.

3.07  Equipment.  Except as otherwise described on Schedule 3.07, the Equipment constitutes all material machinery, equipment, tools, furniture and furnishings required for the operation of the Project in substantially the same manner as it was being operated by Seller immediately prior to the date of this Agreement.  Except as otherwise described on Schedule 3.07, all of the Equipment is located on the Real Property.

3.08  Contracts.  Schedule 3.08 contains a list of all contracts, leases, commitments and agreements to which Seller is a party as of the date of this Agreement which relate to the Project and either:  (i) require the payment or receipt by Seller of more than Fifty Thousand Dollars ($50,000) during the term of such contract or agreement and which are not terminable by Seller on ninety (90) or fewer days notice without penalty, or (ii) which are described in Subsections 3.08(i) through (vii) below (collectively, the “Material Contracts”).  Except as set forth on Schedule 3.08, Seller has made true and complete copies of the Material Contracts available to Buyer.  To the Knowledge of Seller, each of the Material Contracts is in full force and effect and is the legal, valid, binding and enforceable obligation of Seller; no material default exists thereunder.   Material Contracts shall include:

(i)  contracts and agreements for the future purchase, exchange or sale of electric power or ancillary services that extend beyond the Closing Date;

(ii)  contracts and agreements for the future transmission of electric power;

(iii) interconnection contracts and agreements;

(iv) contracts and agreements related to reservoir, water management and river operations;

(v)  contracts and agreements for the sale of any Purchased Asset or that grant a right or option to purchase any Purchased Asset;

(vi)  contracts and agreements under which Seller has imposed a security interest on any of the Purchased Assets; and

(vii)  contracts and agreements that purport to limit the Project’s freedom to compete in any line of business or in any geographic area.

3.09  Permits.  Schedule 3.09 contains a true, correct and complete list of all material Permits pertaining to the Project.  Except as set forth on Schedule 3.09, Seller currently has all material Permits that are required for the operation of the Project as presently operated, all of which are in full force and effect.  Except as set forth on Schedule 3.09, to Seller’s Knowledge (a) Seller is not in violation of any terms or conditions of any such Permit, other than any such violation, breach or default that would not reasonably be expected to have a material adverse effect on Seller, the Project or the Purchased Assets, (b) no written notice of a pending violation of any material Permit has been received by Seller, and (c) no proceeding is pending or threatened to revoke, prevent the renewal of, or limit any such material Permit.

3.10  Employees.  Schedule 3.10 contains a list of the names of each employee of Mill Owner who, as of the date of this Agreement, directly and primarily performs services for the Project (the “Project Employees”) and a list of any collective bargaining agreement or employment agreement currently in effect covering any such Project Employee (collectively, the “Employee Agreements”).  Copies of the Employee Agreements have been made available to Buyer.  Except as otherwise set forth on Schedule 3.10: (i) to the Knowledge of Seller, there is no labor strike, dispute or work stoppage or lockout involving any of the Project Employees actually pending or threatened, and (ii) Mill Owner is in compliance in all material respects with all applicable Laws respecting employment and employment practices with respect to the Project Employees.

3.11  Compliance with Law.  Except as otherwise set forth on Schedule 3.11 and excluding any representation or warranty regarding Environmental Laws, which is governed exclusively by Section 3.06, (i) to the Knowledge of Seller, the Project is being operated in compliance with all applicable Laws except for non-compliance which would not reasonably be expected to have a material adverse effect on Seller, the Project or the Purchased Assets; (ii) Seller has not been given written notice of any violation of any Law with respect to the ownership or operation of the Purchased Assets; and (iii) to the Knowledge of Seller, no investigation or review relating to Seller with respect to the ownership or operation of the Purchased Assets by any Governmental Entity is pending or threatened.

3.12  Litigation.  Except as described on Schedule 3.12, to the Knowledge of Seller, there are no claims, actions, suits or proceedings pending or threatened against Seller or the Purchased Assets, at law or in equity, before or by any Governmental Entity nor is Seller subject to any Order: (i) relating to the ownership or operation of the Project or the Purchased Assets, (ii) which could materially impair the ability of Seller to perform its obligations under this Agreement or any other agreement to be entered into by Seller at the Closing, or (iii) which questions the validity or propriety of this Agreement or any such other agreement or of any action to be taken hereunder or thereunder.

3.13  Changes in the Project.  Since December 31, 2004, except as otherwise set forth in Schedule 3.13:  (i) there has not occurred any development or event that has caused or would reasonably be expected to cause a material adverse change in the physical condition or operating capability of the Purchased Assets, taken as a whole; (ii) there has been no sale, lease, transfer,

Encumbrance or disposition of assets used in the operation of the Project with an aggregate book value of more than $50,000, other than the use of supplies in the ordinary course of business and other than the distribution of cash to Mill Owner; (iii) there has been no capital expenditures or commitments in respect thereto in excess of $50,000; and (iv) Seller has not entered into any agreement with respect to any of the foregoing.

3.14  Taxes.  Seller has filed in a timely manner all requisite Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects, and all material amounts of Taxes required to be paid by Seller have been paid in a timely manner for all periods ending prior to the Closing Date. There is no material dispute or pending or threatened claim, or any audit, investigation, protest or similar proceeding concerning any Tax with respect to the Purchased Assets.  None of the Purchased Assets is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.  None of the Purchased Assets are subject to any Encumbrances for unpaid Taxes.  Seller is not a foreign person within the meaning of Section 1445 of the Code.

3.15  No Commissions.  Except for a fee payable by Seller to Competitive Energy Services, LLC, no commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of Seller or Mill Owner in connection with this Agreement or the transactions contemplated hereby.

3.16.  Insurance.  Seller or one or more of its Affiliates have the insurance policies listed at Schedule 3.16, all of which are in full force and effect.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, BUYER IS ACQUIRING THE PURCHASED ASSETS “AS IS, WHERE IS” AND SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY NATURE AS TO THE PURCHASED ASSETS OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLER OR RELIED UPON BY BUYER.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECT OR THE PURCHASED ASSETS MADE OR FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER, UNLESS SUCH WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof as follows:

4.01  Corporate Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has full power and authority to execute, deliver and perform this Agreement.  Buyer is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a material adverse effect on Buyer’s assets or Buyer’s ability to consummate the transactions contemplated hereby.  Buyer’s execution and delivery of this Agreement and any other agreements to be executed and delivered by Buyer at the Closing and the performance by Buyer of the transactions contemplated by this Agreement and any such other agreements have been duly authorized by all necessary corporate or other actions and proceedings on the part of Buyer.

4.02  Enforceability.  This Agreement is, and each Ancillary Agreement to be executed and delivered by Buyer at the Closing will be, duly and validly executed and delivered by Buyer, and this Agreement is, and each other Ancillary Agreement to be executed and delivered by Buyer will be, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.  Neither the execution of this Agreement or any such other agreement by Buyer nor the performance by Buyer of the various terms and provisions hereof or thereof will:  (i) violate the articles or certificate of incorporation or bylaws of Buyer, (ii) violate any Law or Order by which Buyer or any of its property is bound, or (iii) result in a breach or violation of any term or provision of, constitute a default under, or give rise to any right of termination or cancellation under, or result in or permit an acceleration of, any indenture, mortgage, lease or other agreement or instrument to which Buyer is a party or by which it or any of its property is bound, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

4.03  Litigation.  To the knowledge of Buyer, there are no claims, actions, suits or proceedings now pending or threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity which may impair the ability of Buyer to perform this Agreement or any other agreement to be entered into at the Closing or which questions the validity or propriety of this Agreement or any such other agreement or of any action taken hereunder or thereunder in connection with this Agreement.

4.04  Third Party Consents.  Except as otherwise set forth on Schedule 4.04, no authorization, consent, waiver or approval of or filing with, or notification to, any third party (including, without limitation, any Governmental Entity) is required to be obtained by Buyer in connection with its purchase of the Purchased Assets on the terms and conditions set forth in this Agreement, and to permit Buyer to perform its other obligations hereunder.

4.05  Buyer’s Investigation.  Buyer is an informed and sophisticated purchaser of assets similar to the Project and, in connection with the transactions contemplated hereby, has sought the advice of experts who are experienced in the evaluation and purchase of assets similar to the Project.  Subject to the provisions of Sections 2.01(a), 5.06 and 6.01(g), Buyer has undertaken such investigation of the Project and the Purchased Assets as it has deemed necessary to enable it to make an informed decision with respect to this Agreement and the transactions contemplated hereby.  Buyer acknowledges that Seller has provided Buyer with such access to the personnel, properties, premises and Records of Seller and Mill Owner as Buyer has requested, subject to the limitations on certain activities set forth in Section 5.02(d).  In entering into this Agreement, in purchasing the Purchased Assets and in consummating the other transactions contemplated herein, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article 3 of this Agreement, and neither Seller nor Mill Owner nor any of their respective officers, directors, shareholders, employees, affiliates, agents or representatives has made any representation or warranty as to Seller, the Purchased Assets, this Agreement or the Project, except as expressly set forth in this Agreement.  To the fullest extent permitted by Law, neither Seller nor Mill Owner nor any of their respective officers, directors, shareholders, employees, Affiliates, agents or representatives shall have any liability to Buyer for any information made available to, or statements made to, Buyer (or any of its agents, officers, directors, employees, Affiliates or representatives), other than (x) the express obligation of Seller to indemnify Buyer following the Closing to the extent set forth in Article 10 and Article 10A; (y) pursuant to the Guaranty of New Page Corporation in the form attached hereto and only to the extent executed and delivered to Buyer; and (z) as provided in Section 8.03.  Nothing contained in this Section 4.05 shall limit or restrict any of the representations and warranties of Seller contained in this Agreement or any other Ancillary Agreement to be executed and delivered by Seller at the Closing.

4.06  Ability to Perform.  Buyer currently has available to it sufficient funding to enable Buyer to consummate the purchase of the Purchased Assets on the terms set forth in this Agreement, to pay all expenses to be incurred by Buyer in connection therewith and to perform all of its other obligations under this Agreement and any other agreement to be entered into by Buyer pursuant to this Agreement.

4.07  No Commissions.  No commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of Buyer or its representatives in connection with this Agreement or the transactions contemplated hereby.

4.08  Buyer’s Knowledge.  Buyer hereby represents and warrants that it has informed Seller of any material mistakes or omissions on the Schedules of which Buyer is aware, including, without limitation, anything that Buyer is aware of that might give rise to a claim by Buyer against Seller under the terms of this Agreement or any Ancillary Agreements.

ARTICLE 5

PRE-CLOSING COVENANTS

5.01  Covenants of Seller.

(a)  Except as otherwise contemplated by this Agreement, as required by applicable Law or as may be approved by Buyer, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8, Seller shall:

(i)  operate the Project in the ordinary course, consistent with Seller’s past practices, in accordance with good operating practices and in compliance with Laws and Seller’s Permits and Environmental Permits;

(ii)  continue to maintain the Purchased Assets consistent with Seller’s past practices, in accordance with good operating practices and in compliance with Laws and Seller’s Permits and Environmental Permits;

(iii) use reasonable efforts to preserve intact the present business organization and operations of the Project, to keep available the services of its contractors and to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Project;

(iv)  promptly commence and diligently pursue with commercially reasonable efforts, in consultation with Buyer, at Seller’s expense, a ring bus interconnection or a dedicated interconnection between the Project and pool transmission facilities currently operated by ISO New England via an interconnection agreement with ISO New England or, in the discretion of CMP, with the transmission facilities grid of CMP via an interconnection arrangement with CMP, all as further described on Exhibit B hereto;

(v)  promptly disclose to Buyer any event occurring after the date of this Agreement which, to the Knowledge of Seller, results in any of the representations and warranties of Seller set forth in Article 3 becoming inaccurate or untrue in any material respect;

(vi)  use commercially reasonable efforts to obtain, prior to the Closing, all of the Specified Consents required to be obtained by Seller;

(vii)  provide Buyer’s officers, employees, counsel, accountants and other representatives with reasonable access, during normal business hours, to the Project, the books and Records of Seller with respect to the Project and personnel of Seller and Mill Owner who are reasonably familiar with the Project;

(viii)  subject to the provisions of Section 5.02(d) hereof, provide reasonable access to Buyer and Buyer’s representatives for the purpose of investigating and designing its remote control systems and communication equipment, provided that Buyer shall conduct such activities so as to avoid interference with Seller’s operations; and

(ix)  use diligent efforts and negotiate in good faith with Buyer in accordance with Section 5.06 (1) the deeds and easements necessary to transfer the Real Property to be Conveyed, the Retained Real Property Instruments and real property attachment to the Undivided Interest Agreement, and all other real estate documents reasonably required to effect the transactions contemplated by this Agreement at the Closing (collectively, the “Real Estate Documents”); (2) a services agreement for the provision of certain maintenance and operation services to Buyer after the Closing (the “Services Agreement”); and (3) the other attachments to the Undivided Interest Agreement (the “Attachments”).

(b)  Except as specifically contemplated by this Agreement, Seller shall not, from the date hereof until the Closing, without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)  sell or transfer any of the Purchased Assets having a value more than Twenty Five Thousand Dollars ($25,000) in the aggregate, provided, however, Seller shall have the right to transfer the Retained Real Property Rights without limitation;

(ii)  sell or transfer any spare parts or inventory comprising a portion of the Purchased Assets;

(iii)  make any capital expenditures, series of capital expenditures or commitments for capital expenditures related to the Project to the extent the capital improvements related to such capital expenditure will not be completed and fully paid for prior to the Closing;

(iv)  amend, modify, cancel, or waive any rights under or grant any consent (1) relating to, any Permits or Environmental Permits, or, (2) in any material manner with respect to the Assumed Agreements or Material Contracts, except in each case as specifically provided herein, or enter into any material contract that extends beyond the Closing Date relating to the Purchased Assets or the Project;

(v)  incur any obligations or liabilities not in existence on the date hereof that will become an Assumed Liability or otherwise become the obligation of Buyer in connection with the acquisition of the Purchased Assets;

(vi)  permit, allow, or suffer any Purchased Asset to be subjected to any Encumbrances other than Permitted Encumbrances, the Real Property Permitted Encumbrances or Encumbrances that will otherwise be discharged prior to or at the time of the Closing;

(vii)  make any Tax election or settle or compromise any Tax liability that could reasonably be expected to create or otherwise cause any liability to Buyer, or with respect to which the Project or the Purchased Assets may be subject, levied or assessed;

(viii)  grant, issue or give any Person any rights or options with respect to the Project or the Purchased Assets; or

(ix)  agree or commit to do any of the foregoing.

(c)  Except as specifically contemplated by this Agreement, Seller shall not, from the date hereof until the Closing, without the written consent of Buyer:

(i)  liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations, or enter into any merger or consolidation with any corporation or other entity; or

(ii)  enter into any contract that restrains, restricts, limits or impedes the ability of the Project to compete with or conduct any business or any line of business in any geographic area.

5.02  Covenants of Buyer.  Except as otherwise contemplated by this Agreement, as required by applicable Laws or as may be approved by Seller, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 8:

(a)  Buyer shall have available, on the Closing Date, sufficient funding to enable Buyer to consummate the purchase of the Purchased Assets from Seller in accordance with this Agreement and otherwise to perform all of Buyer’s obligations under this Agreement and the other agreements to be entered into by Buyer pursuant to this Agreement;

(b)  Buyer shall use commercially reasonable efforts to obtain, prior to the Closing, all of the Specified Consents required to be obtained by Buyer;

(c)  Buyer shall promptly disclose to Seller any event occurring after the date of this Agreement of which Buyer becomes aware which results in any of the representations and warranties of Buyer set forth in Article 4, or any of the representations or warranties of Seller set forth in Article 3, being inaccurate or untrue in any material respect;

(d)  Neither Buyer nor any of its Affiliates shall undertake or cause to be undertaken any non-subsurface sampling or analysis, subsurface investigation, or any communication with any Governmental Entity by or on behalf of Buyer or its Affiliates with regard to any Environmental Liabilities or Environmental Conditions regarding the Purchased Assets.  In the event that any Governmental Entity initiates any communication (written, electronic or verbal) with Buyer pre-closing, (1) in the case of written or electronic communication, Buyer shall not respond to such communication and shall refer such communication to Seller for response, and (2) in the case of a verbal communication, shall immediately refer the representative of the Governmental Entity to Seller’s Representative; and

(e)  Buyer shall use diligent efforts and negotiate in good faith with Seller the Real Estate Documents as contemplated by Section 5.06(e), the Services Agreement and the Attachments.

5.03  Filings.  Promptly after the execution of this Agreement, Buyer and Seller each shall prepare and make or cause to be made any required filings, submissions and notifications under applicable Law (including, without limitation, under the HSR Act and under the Federal Power Act) to the extent that such filings are necessary to consummate the transactions contemplated hereby and shall use all commercially reasonable efforts to take all other actions necessary to consummate the transactions contemplated by this Agreement in a manner consistent with applicable Law.  Except with respect to the transfer and/or amendment of the FERC License, which is governed by this Section 5.03, and the filings required under HSR Act, which the parties shall prepare collaboratively, Buyer shall be responsible for making all filings and obtaining each consent listed on Schedule 4.04 and Seller shall be responsible for making all filings and obtaining subdivision approval, if applicable.  Each party shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with their respective obligations under this Agreement and a copy of each filing and all correspondence related thereto.  All such filings shall be made as promptly as practicable.  Seller shall work with Buyer to draft and jointly file with FERC (i) an application for transfer and/or amendment of license pursuant to the Federal Power Act Sections 8 and/or 9, 16 U.S.C. §§ 801-02, and FERC’s regulations at 18 C.F.R. Part 9, which application shall recognize, among other things, the Water Requirements (as they are defined in the Water Rights Agreement) and related water easements to be granted to Mill Owner; and (ii) an application for authorization of Seller’s disposition and Buyer’s acquisition of the FERC-jurisdictional Purchased Assets pursuant to the Federal Power Act Section 203, 16 U.S.C. § 824b, and FERC’s regulations at 18 C.F.R. Part 33.  Buyer shall be responsible for filing its acknowledgement of acceptance of license with FERC within sixty (60) days after the date of issuance by FERC of an order of transfer and/or amendment and shall concurrently submit a certified copy of documents evidencing the purchase of the Purchased Assets.  Buyer shall also be responsible for filing a notice of consummation of transaction with FERC in the Federal Power Act Section 203 proceeding within ten (10) days after Closing.  The parties shall use all commercially reasonable efforts, diligently take all necessary and proper actions and provide any additional information requested by the FERC and other regulatory agencies in connection with any required approvals and shall jointly file such additional information that may be required by FERC in connection with the application for transfer and/or amendment of the FERC License and the application for authorization under the Federal Power Act Section 203.  Buyer and Seller will communicate with FERC on a cooperative basis, including joint communications on material matters in the transfer and/or amendment of the FERC License.  Buyer’s obligations in this Section 5.03 shall survive the Closing.

5.04  Efforts to Complete the Transactions.  Subject to the terms and conditions set forth in this Agreement, Buyer and Seller each shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or appropriate to consummate the transactions contemplated by this Agreement.

5.05  Publicity.  Neither Buyer nor Seller shall, without the prior written consent of the other (which consent shall not unreasonably be withheld or delayed), make any public disclosure (by means of public announcement, press release or otherwise) concerning the subject matter of this Agreement or any of the transactions contemplated hereby, unless otherwise required by Law.

5.06  Real Estate Due Diligence, Real Estate Documents and the Attachments.

(a)  On or before the date that is thirty (30) Business Days from the date of this Agreement, Seller shall deliver to Buyer:  (i) a binding commitment for real estate title insurance (the “Title Insurance Commitment”), issued by Ticor Insurance Company or another title insurance company authorized to do business in Maine and reasonably acceptable to Buyer, insuring the Real Property to be Conveyed, together with copies of all of the documents referred to therein as exceptions (the “Exceptions”), all source deeds, chains of title and plans referred to in such documents, (ii) a final modified ALTA survey and Surveyor’s Report (collectively, the “Survey”) showing the boundary of the Real Property to be Conveyed , the Retained Real Property Rights located within the FERC Boundary, the real estate rights to be granted by Mill Owner to Buyer pursuant to this Agreement to the extent they can be generally depicted on a survey, the Mill Owner’s real property within the FERC Boundary, and the location of each Exception to the extent it can generally be located on a survey, excluding therefrom Seller’s flowage rights upstream from the Upper Station (as depicted on Exhibit K to the FERC License), (iii) the Real Estate Documents (together with the Title Insurance Commitment, the Exceptions, and the Survey, collectively the “Real Estate Title Documents”), and (iv) the Attachments.

(b) Within thirty (30) Business Days of receipt of all of the Real Estate Title Documents, Buyer shall advise Seller in writing and with reasonable detail (the “Title Notice”) of (i) objections to the form or substance of the Real Estate Title Documents to the extent that they do not satisfy in Buyer’s reasonable judgment the requirements of Section 2.01(a), (ii) any defects in title (excluding those created by the Retained Real Property Instruments) that would prevent Seller or Mill Owner, as applicable, from conveying title insurable to Buyer’s reasonable satisfaction to the Real Property to be Conveyed (the “Title Defects”), (iii) any Title Objections, and (iv) any objection to the form or substance of the Attachments.  For purposes of this Agreement, “Title Objections” means only those real estate title and real estate permitting matters that would prevent, in Buyer’s reasonable judgment, (1) the ownership and operation of the Project in accordance with Section 2.01(a), or (2) a transfer and/or amendment of the FERC License as contemplated by this Agreement.

(c)  Seller shall provide written notice (the “Seller Title Notice”) to Buyer within thirty (30) days of receipt of the Title Notice if Seller determines that it will be unable or is unwilling to cure any Title Defect or Title Objection prior to or at the Closing, in which case Buyer may elect either to (i) accept title to the Purchased Assets subject to the uncured Title Defects or Title Objections and the Attachments; or (ii) negotiate with Seller and Mill Owner for the period set forth in Section 5.06(e).  If Buyer fails to notify Seller in writing of its option to elect one of the foregoing options within twenty (20) days of Seller Title Notice, Buyer shall be deemed to have agreed to accept title to the Purchased Assets subject to such uncured or uncurable Title Defects or Title Objections described in Seller Title Notice and the form and substance of the Attachments.  In all events, Seller shall be required to remove as to any fee simple interests comprising the Real Property to be Conveyed or, to the extent an easement or interest other than fee simple is to be conveyed as part of the Real Property to be Conveyed, subordinate, any mortgage liens, tax liens, or mechanics’ lien encumbering the Purchased Assets.

(d)  The parties hereby agree that the Real Estate Documents shall include, but not be limited to, an easement and/or such other real estate rights conveying to Mill Owner the right to use water, including without limitation, riparian rights to use such water, located in the Androscoggin River on or about the Real Property to be Conveyed below the Upper Station (as depicted in the FERC License), which easement rights and/or such other real property rights shall be appurtenant to and benefit the Mill Real Property.  Such easement rights and/or other real property rights shall be broader in ways that the parties will negotiate in good faith than those water rights to be granted to Mill Owner under the Water Rights Agreement, with the scope, terms and conditions to be reasonably acceptable to Buyer, Seller and Mill Owner.  Buyer acknowledges that the granting of these easement rights and/or other real property rights are a material inducement to Seller entering into, and Mill Owner joining for limited purposes, this Agreement.

(e)  In  the event the form and substance of the Real Estate Documents and Attachments are not agreed to by the parties within thirty (30) days from the date of the Seller Title Notice as contemplated in Section 5.06(c), after negotiating in good faith during this period, then either party shall have the right to terminate this Agreement, and upon such termination all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except as provided in Section 8.03.

(f)  The parties hereby agree that upon finalizing the Real Property to be Conveyed and the Real Estate Permitted Encumbrances, Schedule 3.05 shall be updated and modified in a manner reasonably acceptable to the parties without reference to, or any liability as contemplated by, Section 8.02.

ARTICLE 6

CONDITIONS TO THE CLOSING

6.01  Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(a)  all agreements and covenants required by this Agreement to be complied with or performed by Seller at or prior to the Closing shall have been complied with or performed in all material respects;

(b)  all of the representations and warranties of Seller contained in this Agreement (i) that are qualified as to material adverse effect shall be true and correct as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be true and correct at such time) and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be so true and correct at such time), in each case, except for matters that would not reasonably be expected to have a negative financial impact on the Purchased Assets or the Project in excess of Two Million Dollars ($2,000,000) in the aggregate;

(c)  all filing and waiting period requirements under and the Federal Power Act and HSR Act, if any, shall have been satisfied;

(d)  all of the consents and approvals listed on Schedule 6.01(d) (the “Specified Consents”) shall have been obtained, including a final, non-appealable order from FERC transferring and/or amending the FERC License;

(e)  there shall not be any effective preliminary or permanent injunction or other order issued by any Governmental Entity which enjoins the consummation of any of the transactions contemplated by this Agreement;

(f)  Seller shall have delivered to Buyer a title insurance commitment insuring the Real Property to be Conveyed and reflecting only those Real Property Permitted Encumbrances as determined in accordance with Section 5.06, for which the sole condition to the issuance of a title insurance policy is the payment of the title insurance premium, to be paid by Buyer; and

(g)  an affidavit in form attached as Exhibit K executed on behalf of Seller.

6.02  Conditions to the Obligations of Seller.  The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)  all agreements and covenants required by this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects;

(b)  all of the representations and warranties of Buyer contained in this Agreement (i) that are qualified as to material adverse effect shall be true and correct as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein, in which case they shall be true and correct at such time) and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing as if made at and as of such time (except to the extent a different time expressly is stated therein in which case they shall be so true and correct at such time);

(c)  all filing and waiting period requirements under the Federal Power Act and the HSR Act, if any, shall have been satisfied;

(d)  all of the Specified Consents shall have been obtained, including a final, non-appealable order from FERC transferring and/or amending the FERC License; and

(e)  there shall not be any effective preliminary or permanent injunction or other order issued by any Governmental Entity which enjoins the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 7

THE CLOSING

7.01  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Portland, Maine office of Preti, Flaherty, Beliveau, Pachios & Haley LLP (or such other place as the parties may agree), commencing at 10:00 a.m. on the third Business Day following the first date on which all of the conditions specified in Article 6 have been satisfied or waived, or at such other time as Buyer and Seller may agree (the “Closing Date”).

7.02  Timing and Effectiveness of Actions.  At the Closing, the parties shall take the actions described in this Article 7.  All actions shall be deemed to have occurred simultaneously and as of 12:01 a.m. on the Closing Date (the “Effective Time”) and, unless Buyer and Seller otherwise agree, the effectiveness of any action taken at the Closing shall be conditioned upon the taking of all other actions required by this article.

7.03  Seller’s Deliveries.  At the Closing, Seller shall deliver:

(a)  One or more Quitclaim Deeds with Covenant or such other appropriate documents or instruments of transfer, as the case may require to transfer the Real Property to be Conveyed and the Attachments, in the form agreed pursuant to Section 5.06;

(b)  A Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit D executed by Seller;

(c)  Assignment and Assumption Agreements in the forms attached hereto of Exhibit E;

(d)  A certificate signed by the President or a Vice President of Seller and dated the Closing Date as to the matters set forth in Section 6.01(a) and Section 6.01(b);

(e)  Evidence reasonably satisfactory to Buyer of the receipt of the Specified Consents for which Seller is responsible to obtain and the assignment to Buyer of the Assumed Agreements,

the Permits and the Environmental Permits, to the extent Buyer has obtained consent, as contemplated by this Agreement;

(f)  An affidavit of non-foreign status certifying that the sale of the Real Property by Seller is exempt from withholding under Section 1445 of the Code, and, if applicable, a certificate in the form required by Maine Revenue Services certifying that the sale of the Real Property by Seller is exempt from Maine income tax withholding under 36 M.R.S.A. § 5250 A, and a tax clearance certificate from Maine Revenue Services with respect to Seller pursuant to 36 M.R.S.A. § 177(6);

(g) The Protocol Agreement in the form of Exhibit L, executed by Seller; and

(h)  Such other certificates, documents and instruments as reasonably may be requested by Buyer in connection with the transactions contemplated by this Agreement, including without limitation the affidavits and indemnities reasonably required for the issuance of Buyer’s title insurance policy.

7.04  Buyer’s Deliveries.  At the Closing, Buyer shall deliver:

(a)  The Cash Purchase Price, paid in the manner provided in Section 2.04;

(b)  The Bill of Sale and Assignment and Assumption Agreement in the Form of Exhibit D, executed by Buyer;

(c)  The Assignment and Assumption Agreements in the form of Exhibit E executed by Buyer, and the assumption by Buyer of the Permits and Environmental Permits in form and substance reasonably satisfactory to Seller and its counsel, as contemplated by this Agreement;

(d)  A certificate signed by the President or a Vice President of Buyer and dated the Closing Date as to the matters set forth in Section 6.02(a) and Section 6.02(b);

(e)  The Protocol Agreement in the form of Exhibit L, executed by Buyer; and

(f)  Such other certificates, documents and instruments as reasonably may be requested by Seller in connection with the transactions contemplated by this Agreement.

7.05  Other Actions.  At the Closing, Seller, Buyer and Mill Owner, as applicable, shall execute and deliver the Water Rights Agreement among Mill Owner, Seller and Buyer substantially in the form attached hereto as Exhibit F (the “Water Rights Agreement”); and an Undivided Ownership, Operation, and Maintenance Agreement between Mill Owner and Buyer substantially in the form attached hereto as Exhibit G (the “Undivided Interest Agreement”); the Protocol Agreement between Mill Owner and Buyer substantially in the form attached hereto as Exhibit L; and a Services Agreement between Mill Owner and Buyer in form and substance reasonably acceptable to Buyer, Seller and Mill Owner (the agreements and documents referenced in this section and in Section 7.03 and 7.04 above collectively the “Ancillary Agreements”).

ARTICLE 8

TERMINATION

8.01  Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)  By mutual written consent of Buyer and Seller.

(b)  By either Buyer or Seller if the transactions contemplated by this Agreement have not been consummated on or before August 31, 2006 (or such later date as Buyer and Seller may agree to in writing) (the “Expiration Date”), except that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party if the failure of such party to perform any material obligation under this Agreement or to fulfill any material condition under this Agreement within the control of such party has been the proximate cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Expiration Date.

(c)  By Buyer:

(i) if events occur that render one or more of the conditions to the obligations of Buyer set forth in Section 6.01 (other than Section 6.01(b) thereof) impossible of satisfaction and such condition or conditions are not waived by Buyer;

(ii) if a material breach by Seller of any covenant or agreement is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Seller is diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Buyer to Seller;

(iii)  in the case of a breach by Seller of a representation or warranty that would reasonably be expected to have a negative financial impact on the Purchased Assets or the Project in excess of Two Million Dollars ($2,000,000) that is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Seller is diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Buyer to Seller.

(d)  By Seller, if:

(i)  events occur that render one or more of the conditions to the obligations of Seller as set forth in Section 6.02 impossible of satisfaction and such condition or conditions are not waived by Seller; or

(ii)  a material breach by Buyer of any representation, warranty, covenant or agreement in this Agreement occurs that is not cured as soon as reasonably practicable (and, in any event, within thirty (30) days, provided that if such breach is not curable within thirty (30) days and Buyer is diligently pursuing a cure, the thirty (30) day period shall be extended by an additional fifteen (15) days) after written notice thereof is given by Seller to Buyer; or

(e)  By Buyer pursuant to Section 8.02(a) hereof.

If this Agreement is terminated by either Buyer or Seller pursuant to this Section 8.01, such termination shall become effective at such time as the terminating party gives written notice of the termination to the other party.

8.02  Disclosure Supplements.

(a)  Prior to Closing, Seller shall have the right to modify or supplement any of the Schedules to this Agreement to reflect facts or information coming to the attention of Seller following the execution of this Agreement that cause any representation herein not to be correct as of the date hereof or to be true as of the Closing Date (any such modified or supplemented Schedule being referred to herein as a “Corrected Schedule”).  In the event that Seller provides a Corrected Schedule, subject to subsection 8.02(b) below, such Corrected Schedule, as so modified or supplemented, shall be deemed to be incorporated in the Schedules attached to this Agreement; provided, however, that if, in the absence of such modification or supplementation, the condition to the obligations of Buyer set forth in Section 6.01(b) would not be satisfied, then Buyer shall have the option of not proceeding to the Closing and terminating this Agreement, and upon such termination all obligations of the parties hereunder shall cease and neither party shall have any claim against the other by reason of this Agreement, except as provided in Section 8.03.

(b)  In the event that Buyer desires to preserve a claim for indemnification pursuant to Article 10 or Article 10A, as applicable, hereof with respect to any change made in a Corrected Schedule, Buyer shall notify Seller in writing within thirty (30) days of receipt of such Corrected Schedule and Seller shall have a period of thirty (30) days (or, if less, to the Expiration Date), to fully cure such condition.   Unless Seller shall have fully cured such condition, Buyer shall have the right to proceed to Closing and reserve its right to assert a claim after the Closing for indemnification pursuant to, and to the extent provided in, Article 10 or Article 10A, as applicable, hereof with respect to any modification or supplementation made in the Corrected Schedule.  Nothing contained in this Section 8.02 is intended to, or shall, give Buyer an indemnification right independent of, or in addition to, those rights set forth in Article 10 and Article 10A, as applicable, hereof.

8.03  Effect of Termination.  In the event this Agreement is terminated pursuant to Section 8.01, the provisions of this Agreement immediately shall become void and of no further force and effect (except that the provisions of the Confidentiality Agreement  shall survive such termination), and there shall be no liability of Seller, on the one hand, or of Buyer, on the other hand, other than with respect to (i) any fraudulent or willful material breach by such party or parties of any representation, warranty or obligation on the part of such party which occurred and was not cured prior to such termination and (ii) any breach by Buyer of its obligations under Section 5.02(d).

ARTICLE 9

CERTAIN POST-CLOSING OBLIGATIONS

9.01  Post-Closing Access.  After the Closing, Seller shall provide Buyer with reasonable access during normal business hours to the books and Records of Seller included in the Excluded Assets which relate to the Purchased Assets prior to the Closing for the purpose of enabling Buyer to prepare its financial statements and Tax Returns, or for the purpose of dealing with Tax audits, investigations, refund claims, appeals, protests and similar proceedings, and to perform any other acts reasonably related to the purchase of the Purchased Assets by Buyer.  After the Closing, Buyer shall provide Seller with reasonable access during normal business hours to any books and Records of Seller included in the Purchased Assets which relate to the Purchased Assets prior to the Closing for the purpose of enabling Seller to prepare its financial statements and Tax Returns, or for the purpose of dealing with Tax audits, investigations, refund claims, appeals, protests and similar proceedings, and to perform any other acts reasonably related to the sale of the Purchased Assets to Buyer or Seller’s ownership thereof prior to the Closing Date.  Nothing contained in this paragraph shall be construed as requiring Buyer or Seller to grant the other party access to any Tax Returns other than a Tax Return filed pursuant to 35 M.R.S.A. § 706 or to any financial statements, unless access to such Tax Returns or financial statements is necessary for the preparation of financial statements or Tax Returns or for the purpose of enabling either party to deal with Tax audits, investigations, refund claims, appeals, protests and similar proceedings, or to perform any other acts reasonably related to the purchase of the Purchased Assets or Seller’s ownership thereof prior to the Closing Date.  The parties agree to retain any documents or Records that may be relevant to Tax audits, investigations, refund claims, appeals, protests and similar proceedings for at least the period of the applicable statute of limitations plus six months. If either party shall desire to dispose of any of such books and Records prior to the expiration of such period, such party shall, prior to such disposition, give the other party (the “Recipient”) a reasonable opportunity, at the Recipient’s expense, to segregate and remove such books and Records as Recipient may select. The parties further agree to cooperate and allow reasonable access to the appropriate personnel of the other party for the purpose of dealing with any Tax audits, investigations, refund claims, appeals, protests and similar proceedings.

9.02  Further Assurances.  Each party shall execute and deliver, or cause to be executed and delivered, all such other assignments, deeds, easements, instruments and other documents and shall take all such other actions as the other party reasonably may request from time to time in order to effectuate the provisions of this Agreement.

9.03  Interconnection Agreement.  After the Closing, Seller shall, at its expense and in consultation with Buyer, use all commercially reasonable actions necessary to (a) present to Buyer an interconnection agreement with ISO-New England for approval by Buyer, which approval shall not be unreasonably withheld, delayed or denied, and (b) cause to be constructed to completion the improvements and interconnection infrastructure referenced in such agreement necessary to connect the Project with the grid at the point specified therein, all within twenty-four (24) months from the date of Closing, which time period shall be extended as necessary so long as Seller is diligently pursuing such interconnection agreement and improvements, and all as further described in Exhibit B hereto and the Undivided Interest Agreement, provided, however, that if it should become impossible to present such interconnection agreement with ISO-New England as described in this Section 9.03, the parties shall continue to operate in accordance with the terms and conditions of the Undivided Interest Agreement and the Letter of Credit shall be terminated; provided, that in no event shall the Letter of Credit be terminated prior to a date that is four hundred fifty-one (451) days after the Closing.

9.04  Limitations on Investigation, Testing and Communications.

(a)  With regard to Historical Environmental Liabilities Buyer agrees that neither Buyer nor any of its Affiliates shall undertake or cause to be undertaken any non-subsurface sampling or analysis, subsurface investigation, or any communication with any Governmental Entity by or on behalf of Buyer or its Affiliates after the Closing Date unless (and only to the extent) such sampling, analysis, investigation, or communication is (1) required by any Environmental Law; (2) in response to a request of a Governmental Entity; or (3) during the normal course of business arising out of repairs, modifications, maintenance or construction activities that are conducted consistent with normal business practices; provided, however, any such sampling or analysis, subsurface investigation, or communication with a Governmental Entity shall not be considered “required by Environmental Law” for purposes of this Section 9.04 if such sampling, analysis, investigation or communication occurs as a result of: (a) a Change; or (b) due diligence conducted by a future prospective purchaser, investor or financing source.  For purposes of this Section 9.04(a), installation of a third wheel and penstock for hydroelectric power generating, and actions related thereto, shall not be considered a Change.  For avoidance of doubt, the phrase “non-subsurface sampling or analysis” as used herein shall not encompass a Phase I Environmental Site Assessment performed in accordance with the U.S. Environmental Protection Agency’s Innocent Landowners, Standards for Conducting All Appropriate Inquiries, 40 C.F.R. Part 312 and Standard E 1507-05 of the American Society for Testing and Materials (“Standard Practice for Environmental Site Assessments:  Phase I Environmental Site Assessment Process”); provided, however, that such Phase I Environmental Site Assessment may not include communication with any Governmental Entity beyond that necessary to obtain access to review records in the possession or control of a Governmental Entity.  With regard to Historical On-Site Environmental Liabilities, Buyer’s obligations under this Section 9.04(a) shall survive until May 1, 2013.

(b)  The covenants contained in this Section 9.04 shall be included in the Real Estate Documents, as applicable, in such a manner as to impose the same restrictions on Buyer and any transferee of Buyer and (1) for Historical Off-Site Environmental Liabilities shall run with the Real Property to be Conveyed in perpetuity for the benefit of all and any portion of the Mill Owner’s property and (2) for Historical On-Site Environmental Liabilities shall run with the Real Property to be Conveyed until May 1, 2013 for the benefit of all and any portion of the Mill Owner’s property.

(c)  Buyer agrees to make all commercially reasonable efforts to provide Seller and the Mill Owner with advance notice of any repairs, modifications, maintenance or construction activities that might cause or result in the creation or imposition of Environmental Liabilities for purposes of consultation with Seller.  Buyer and Seller hereby agree that any communications between the parties during such consultation are made without prejudice and shall be treated as confidential settlement discussions not to be used in evidence in any dispute.

9.05  Cohabitation Protocol; Dispute Resolution.  The parties agree that the cohabitation protocol and relocation rights set forth in Exhibit I shall be included in the Real Estate Documents as applicable.  Buyer and Mill Owner shall execute and deliver at closing the agreement attached as Exhibit L (the “Protocol Agreement”).

ARTICLE 10

INDEMNIFICATION GENERALLY

10.01  Survival of Representations and Warranties.  The representations and warranties of the parties set forth in this Agreement shall survive the Closing but shall terminate and expire fifteen (15) months after the Closing Date.  With the exception of Buyer’s pre-closing covenants set forth in Section 5.02(d) which shall survive without limit as to time, the pre-closing covenants of the parties hereto shall terminate and expire upon Closing.

10.02  Indemnification by Seller.  From and after the Closing Date, Seller shall indemnify and hold Buyer and each of its Affiliates, directors, shareholders, officers and employees (collectively, the “Buyer Group”), harmless from and against Damages imposed upon or incurred by any of them which arise out of:  (i) any misrepresentation or inaccuracy of a representation or warranty made by Seller in this Agreement (other than the representations and warranties made in Section 3.06 hereof, which are addressed solely in Article 10A hereof), subject to the provisions of Section 8.02 hereof (disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained in such representations); (ii) any breach or non-fulfillment of a post-closing covenant or agreement on the part of Seller set forth in this Agreement; (iii) the fee payable to Competitive Energy Services, LLC referred to in Section 3.15; and (iv) all actions, suits, proceedings and judgments incident to any of the foregoing.

10.03  Indemnification by Buyer.  From and after the Closing Date, Buyer shall indemnify and hold Seller and each of its Affiliates, directors, shareholders, officers and employees (the

“Seller Group”), harmless from and against all Damages imposed upon or incurred by any of them and which arise out of:  (i) the Assumed Obligations, (ii) any misrepresentation or inaccuracy of a representation or warranty made by Buyer in this Agreement (disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained therein), (iii) any breach or non-fulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement, other than breach or non-fulfillment of the Buyer’s covenants in Section 5.02(d) or 9.04 hereof, which are addressed solely in Article 10A hereof; (iv) the ownership, use or operation of the Project or the Purchased Assets after the Closing, and (v) all actions, suits, proceedings and judgments incident to any of the foregoing.

10.04  Indemnification Procedures.  Any claim for indemnification under Section 10.02 or Section 10.03 (a “Claim”) shall be valid only if the party seeking indemnification notifies the other party in writing of, and setting forth in such writing with particularity, the basis for the Claim within the period provided in Section 10.10.  If a claim for indemnification is to be made by a party (an “Indemnified Party”) against another party (the “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party promptly after the Indemnified Party becomes aware of any fact, condition, or event which gives rise to a Claim for which indemnification may be sought under this Article 10 (provided that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure and provided further that nothing contained herein shall extend the time limits set forth in Section 10.10 hereof).  Each Indemnified Party shall use commercially reasonable efforts to mitigate Damages for which it seeks indemnification under this Article 10.  If any lawsuit, enforcement action, demand or claim is brought or made by any other Person (a “Third Party Claim”) against an Indemnified Party involving a matter for which the Indemnified Party is entitled to indemnification pursuant to Section 10.02 or Section 10.03, written notice thereof shall be given promptly to the Indemnifying Party (provided that failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been prejudiced by such failure and provided further that nothing contained herein shall extend the time limits set forth in Section 10.10 hereof).  After such notice is given, the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s cost, risk and expense, provided that any such exercise of the Indemnifying Party’s rights to take control of the defense and investigation of any Third Party Claim shall not be deemed a waiver of the Indemnifying Party’s right to determine at a later date that such Third Party Claim is not entitled to indemnification under this Agreement, in which case Indemnifying Party may, in the exercise of its sole discretion, determine not to continue to defend any such Third Party Claim and any action taken by the Indemnifying Party in connection with such determination shall be undertaken in a manner so as not to materially prejudice the defense or the rights of the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party so as to minimize the risk of any such prejudice.  The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom, which shall include:  (i) furnishing such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals, as reasonably may be requested in connection therewith, (ii) affording access during normal business hours to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to such Third Party Claim, and (iii) making its employees available on a mutually convenient basis to provide additional information and explanation of any material provided to the Indemnifying Party hereunder.  The Indemnified Party nevertheless may, at its own cost, participate in the investigation, trial and defense of such Third Party Claim or any appeal arising from any such Third Party Claim.

10.05  Settlement or Compromise of Third Party Action; Failure to Assume Defense.  If the Indemnifying Party has assumed control of the defense of a Third Party Claim pursuant to Section 10.04, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any monetary judgment arising from such Third Party Claim without the prior written consent of the Indemnified Party if, and only if, the proposed settlement, compromise or entry: (A) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party, and (B) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees to pay and does pay.  If the Indemnifying Party does not assume the defense of the Third Party Claim in accordance with Section 10.04 within 20 days after the receipt of notice thereof, the Indemnified Party may, at the Indemnifying Party’s expense, defend the Third Party Claim, but may settle and/or compromise the Third Party Claim only with the consent of the Indemnifying Party.

10.06  Adjustment to Purchase Price.  Amounts paid with respect to indemnification pursuant to this Article 10 or Article 10A shall be treated as an adjustment to the Purchase Price paid by Buyer for the Purchased Assets, and appropriate adjustments shall be made to the allocation of the Purchase Price among the Purchased Assets which was made pursuant to Section 2.06.

10.07  General Limitations.  (a)  Neither Seller nor Buyer shall be liable under this Article 10 or Article 10A for any Damages or Environmental Damages unless and until the aggregate cumulative amount of Damages and Environmental Damages exceeds $2,000,000 (the “Basket Amount”) and then shall be liable only to the extent that the aggregate cumulative amount of such damages exceeds the Basket Amount, provided, however, that the Basket Amount shall not apply to Seller’s obligations under Section 9.03.

(b)  In no event shall the aggregate cumulative amount of Seller’s or Buyer’s liabilities under this Article 10 and Article 10A exceed twenty percent (20%) of the Cash Purchase Price.

(c)  Except as otherwise expressly provided in Section 10A.02(e), in no event shall either Buyer or Seller be liable for indemnification under this Article 10 or Article 10A for indirect, incidental, consequential, special, liquidated, punitive or exemplary Damages or indirect, incidental, consequential, special, liquidated, punitive or exemplary Environmental Damages.

(d)  In calculating the amount of Damages and Environmental Damages for which an Indemnified Party is entitled to indemnification under  Articles 10 and 10A, the amount of Damages and Environmental Damages, as applicable, shall be reduced by:  (i) any insurance proceeds actually received by the Indemnified Party from an insurance carrier with respect to such Damages and Environmental Damages, as applicable, provided that if the Indemnified Party fails to either diligently pursue any such insurance proceeds reasonably available to it or assign a valid right to the Indemnifying Party to pursue such insurance proceeds, the Indemnifying Party’s obligation shall be reduced by the amount of insurance proceeds reasonably available to the Indemnified Party, and (ii) any amounts actually received by the Indemnified Party from third parties with respect to Damages and Environmental Damages, as applicable, pursuant to indemnification, warranty or other similar rights, provided that if the Indemnified Party fails to diligently pursue such rights, the Indemnifying Party’s obligation shall be reduced by the amounts available to the Indemnified Party.  If any Damages or Environmental Damages, as applicable, for which indemnification is provided under this Article 10 or 10A subsequently are reduced by any insurance payment or recovery from a third party, the Indemnified Party promptly shall remit the amount of such reduction to the Indemnifying Party.

10.08  Letter of Credit. On the Closing Date, Seller shall cause to be issued to Buyer an irrevocable standby letter of credit issued by JPMorgan Chase Bank N.A. (the “Bank”) in the amount of Seven Million Two Hundred Thousand Dollars ($7,200,000) in the form attached hereto as Exhibit J (as the same may be amended from time to time, the “Letter of Credit”), securing Seller’s obligations under Articles 10 and 10A hereto, provided that the face amount of the Letter of Credit shall be reduced to $3,000,000 on the four hundred fifty first (451st) day after the Closing, and further reduced thereafter in six (6) month intervals (each six (6) month interval, a “Reduction Date”) to reflect only the amounts (if any) remaining to be paid by Seller in connection with the permanent interconnection arrangements contemplated by Section 9.03.  The amount of the reduction (the “Reduction Amount”) on each Reduction Date shall be determined as follows:

(i)  No later than sixty (60) days prior to each Reduction Date, Seller shall furnish to Buyer a dated and signed notice (the “Seller Reduction Notice”), stating Seller’s good faith calculation of the Reduction Amount for such Reduction Date.

(ii)  If, within thirty (30) days after the date of receipt of the Seller Reduction Notice, Buyer does not furnish Seller with a Reduction Dispute Notice (as defined below), Buyer and Seller shall provide the Bank with joint written instructions, executed by each of Buyer and Seller, that the Letter of Credit shall be reduced by the Reduction Amount as set forth in the Seller Reduction Notice.

(iii)  If Buyer in good faith disputes the Reduction Amount set forth in the Seller Reduction Notice, then Buyer shall, within thirty (30) days after the date of receipt of the Seller Reduction Notice, notify Seller in writing of such dispute (a “Reduction Dispute Notice”) in reasonable detail specifying the grounds of the dispute.  If a Reduction Dispute Notice is delivered to Seller within such thirty (30) day period, then Seller and Buyer shall attempt to resolve the matter or matters in dispute within thirty (30) days after the receipt by Seller of the Reduction Dispute Notice.  In the event Seller and Buyer are able to resolve the matter or matters in dispute within such thirty (30) day period, the Letter of Credit shall be reduced upon receipt by the Bank of a written agreement executed by each of Buyer and Seller directing the Bank to make a reduction (a “Reduction Agreement”) and the Bank shall be authorized to rely on any such Reduction Agreement and to make the reduction in accordance therewith.

(iv)  If the disputed matter or matters cannot be resolved by Seller and Buyer within thirty (30) days after receipt by Seller of the Reduction Dispute Notice, the matter or matters in dispute shall be promptly submitted to the EPRO engineering firm, located in Augusta, Maine, which firm shall not later than thirty (30) days after such submission, render its opinion directing the bank to make a reduction and specifying the Reduction Amount (the “Independent Consultant Award”).  The Letter of Credit shall be reduced upon receipt by the Bank of a copy of the Independent Consultant Award directing the Bank to make a reduction, and the Bank shall be authorized to rely on any such Independent Consultant Award and to make the reduction in accordance therewith.

Notwithstanding anything in this Agreement to the contrary, the Letter of Credit shall be terminated (i) as contemplated in Section 9.03, or (ii) upon completion of the permanent interconnection arrangements, whichever occurs first, provided that in no event shall the Letter of Credit be terminated prior to a date that is four hundred fifty-one (451) days after the Closing.

10.09  Additional Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for any Damages imposed upon or incurred or accrued by Buyer Group relating to acts, omissions, or other events arising or occurring after the Closing.

(b)  Seller shall have no indemnification obligations under Article 10 to the extent that, as a result of any negligence or willful misconduct of Buyer or its Affiliates after the Closing Date, the amount of Damages subject to indemnification by Seller is exacerbated.

10.10  Time Limits.  Notwithstanding any other provision of this Agreement, no claim with respect to the misrepresentation or inaccuracy in any material respect of a representation and warranty made by a party or parties shall be valid unless notice of such claim is given to the Indemnifying Party within fifteen (15) months after the Closing Date.

10.11  Exclusive Remedies.  From and after the Closing Date, the rights of indemnification provided for under Articles 10 and 10A hereto shall be the sole remedy which any party to this Agreement may have at law or in equity (including, without limitation, rescission) in the event of any breach of the provisions of this Agreement.

ARTICLE 10A

ENVIRONMENTAL INDEMNITY

10A.01  Survival.

(a)  The representations and warranties of Seller made in Section 3.06 shall survive the Closing, but shall terminate and expire at the close of business on the date that is fifteen (15) months after the Closing Date, it being understood that any indemnity obligations of Seller with respect to such representations and warranties shall be governed exclusively in the manner provided for in the proviso to Section 10A.02(a).

(b)  Except as specifically set forth in this Agreement, effective as of the Closing Date, Buyer (on behalf of itself and its Affiliates) waives any rights and claims it may have against either Seller or any of its Affiliates and their respective directors, officers, employees, Affiliates, controlling persons or representatives, whether in law or in equity, relating to Environmental Liabilities.  The rights and claims waived pursuant to the immediately preceding sentence include, without limitation, any rights to rescission and any claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws.

(c)  Notwithstanding any other provision of this Article 10A to the contrary, with the exception of the indemnification obligations of Buyer under Section 10A.02(e), no party shall be liable to any Indemnified Party for indirect, incidental, consequential, special, liquidated, punitive or exemplary Damages or for indirect, incidental, consequential, special, liquidated, punitive or exemplary Environmental Damages.

10A.02  Environmental Indemnification.

(a)  Subject to Sections 10A.02(b), 10A.02(d), 10A.04(f) and 10A.04(g), Seller hereby agrees to indemnify and hold the Buyer Group harmless from and against any and all Environmental Damages arising out of or resulting from any inaccuracy of any representation or any breach of warranty on the part of Seller in Section 3.06, subject to the provisions of Section 8.02 hereof (disregarding for this purpose any materiality, material adverse effect or similar qualifiers contained in such representations); provided, however, that all indemnity obligations of Seller under that Section 3.06 will be governed exclusively by Sections 10A.03 and 10A.04.  For the avoidance of doubt, the sole and exclusive obligations of Seller to indemnify the Buyer Group for Environmental Damages for inaccuracy of any representation or any breach of warranty of Section 3.06 are set forth in this Section 10A.02(a).

(b)  Notwithstanding anything in this Agreement to the contrary, (1) Seller shall not be liable for any Environmental Damages with respect to the matters set forth in Section 10A.02(a) unless (x) a claim is timely asserted during the applicable survival period specified in Section 10A.01(a) and (y) the aggregate of all indemnifiable Damages and Environmental Damages under Article 10 and Section 10A.02(a) exceeds, on a cumulative basis, the Basket Amount, and (2) Seller shall not be required to pay an aggregate amount in excess of 20% of the Cash Purchase Price in respect of all Damages and Environmental Damages for the matters set forth in Articles 10 and 10A.  For the avoidance of doubt, Seller shall not be liable for any Damages or Environmental Damages arising out of any breach of the representations contained in Section 3.06

(Environmental) other than exclusively in the manner provided for in the proviso to Section 10A.02(a).

(c)  Notwithstanding the limitations contained in Section 10.07, and provided that Buyer has not breached its covenants under Sections 5.02(d) or 9.04, Seller hereby agrees to indemnify and hold the Buyer Group harmless from and against any and all Environmental Damages incurred by Buyer arising out of or resulting from any Historical Environmental Liabilities that accrue and are asserted by Buyer before May 1, 2013; provided, however, that Seller’s obligation under this Section 10A.02(c) shall be limited to the amounts actually received by Seller, less any reasonable costs and expenses, including legal fees, incurred by Seller in collecting such amounts, from MeadWestvaco with respect to such Environmental Damages any of which amounts would be received pursuant to and in accordance with the terms and procedures contained in the Equity and Asset Purchase Agreement by and Between MeadWestvaco Corporation and Maple Acquisition LLC, dated as of January 14, 2005 (as amended from time to time)(hereinafter the “MeadWestvaco Indemnity”); provided further, that Seller shall use commercially reasonable efforts to obtain recovery pursuant to the MeadWestvaco Indemnity and, to the extent Buyer requests Seller to pursue a claim under the MeadWestvaco Indemnity, all costs of prosecuting such claim shall be paid by Buyer.  Seller shall invoice Buyer for reasonable costs of pursuing a claim on behalf of Buyer on a monthly basis and Buyer shall promptly pay all reasonable expenses.

(d)  Notwithstanding anything in this Agreement to the contrary, Seller (1) shall have no indemnification obligations under this Article 10A for any Environmental Damages resulting from changes in any Environmental Law occurring after the Closing Date, provided that any Remedial Action of Historical Environmental Liabilities may be governed by applicable post-Closing requirements for conducting Remedial Actions, so long as any Remedial Action is conducted in a Lowest-Cost Commercially Reasonable Manner and (2) shall not be liable for any Environmental Damages imposed upon or incurred or accrued by Buyer Group relating to acts or omissions of Buyer or its Affiliates, or the existence of Environmental Conditions to the extent first arising or existing after the Closing Date.

(e)  Buyer hereby agrees to indemnify and hold Seller Group harmless from and against (1) any and all Environmental Damages imposed upon or incurred or accrued by Seller or its Affiliates relating to acts or omissions of Buyer or its Affiliates, or the existence of conditions to the extent first arising or existing after the Closing Date, and (2) with regard to Historical Environmental Liabilities, any and all Damages and Environmental Damages arising out of or resulting from violation or breach by Buyer or its Affiliates of Buyer’s obligations under Section 5.02(d) or Section 9.04 hereof; provided, however, the obligations of Buyer to indemnify and hold harmless Seller Group hereunder with regard to Historical Off-Site Environmental Liabilities caused by Buyer’s breach of Section 9.04 hereof shall be without limitation as to duration; provided further, however, that the obligations of Buyer to indemnify and hold harmless Seller Group hereunder with regard to Historical On-Site Environmental Liabilities caused by Buyer’s breach of Sections 5.02(d) and/or 9.04 shall terminate on May 1, 2013.  The provisions of Section 10.07 shall apply to Buyer’s indemnification obligations under this Section 10A.02(e); provided, however, that the limitations in Sections 10.07(c) shall not apply to Buyer’s indemnification obligations in the event of a violation or breach by Buyer or its Affiliates of Buyer’s obligations under Section 5.02(d) or Section 9.04, in which case Buyer shall indemnify and hold Seller Group harmless from and against any and all Damages, Environmental Damages, and special, indirect and consequential damages, but in no event shall the aggregate cumulative amount of Buyer’s liabilities under Article 10 and Article 10A exceed the amount set forth in Section 10.07(b) and in no event shall Buyer be liable for punitive or exemplary Damages.  Buyer’s obligations under this Section 10A.02(e) shall be come effective (i) with regard to breach of Section 5.02(d), upon the effective date of this Agreement, and (ii) with regard to breach of Section 9.04, on the Closing Date.  For the avoidance of doubt with respect to Section 10A.02(e)(1), Buyer shall not be obligated to indemnify Seller under Section 10A.02(e)(1) for Historical Environmental Liabilities, except in the event of a breach by Buyer of its covenants or obligations under Section 5.02(d) or Section 9.04, in which case Buyer’s indemnification obligations under this Section 10A.02(e) shall apply.

10A.03  Procedures for Indemnification.  Subject to the following sentence, whenever a claim shall arise for indemnification under this Article 10A, the Indemnified Party shall promptly notify the  Indemnifying Party of such claim within the period provided in Section 10.01 and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification under this Article 10A resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within five (5) Business Days following receipt of notice thereof.  Notwithstanding the foregoing, in the case of claims for indemnification hereunder not arising in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall not submit such claims to the Indemnifying Party in increments aggregating less than $50,000.  The Indemnified Party’s failure to give timely notice or to furnish the Indemnifying Party with any relevant facts in connection with any third party claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the Indemnifying Party and provided further that nothing contained herein shall extend the time limits set forth in Section 10.10 hereof.  In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof by written notice within ten (10) Business Days, using counsel that is reasonably satisfactory to the Indemnified Party, provided that any such exercise of the Indemnifying Party’s rights to take control of the defense and investigation of any third party claim shall not be deemed a waiver of the Indemnifying Party’s right to determine at a later date that such third party claim is not entitled to indemnification under this Agreement, in which case the Indemnifying Party may, in the exercise of its sole discretion, determine not to continue to defend any such third party claim and any action taken by the Indemnifying Party in connection with such determination shall be undertaken in a manner so as not to materially prejudice the defense or the rights of the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party so as to minimize risk of any such prejudice.  Each Indemnified Party shall use commercially reasonable efforts to mitigate Environmental Damages for which it seeks indemnification under this Article 10A.  If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the

Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof.  The Indemnifying Party, if it has assumed the defense of any claim or Legal Proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Legal Proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 10A, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party’s business or personnel.  So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 10A.03.

10A.04  Limitations and Procedures Applicable to Indemnification for Environmental Liabilities.

(a)  Subject to the terms of this Section 10A.04, whenever a claim shall arise for indemnification under Section 10A.02(a), the claim shall be submitted by the Indemnified Party to the Indemnifying Party in accordance with the timelines and procedures set out in Section 10A.03.

(b)  In the event that Buyer submits a claim for indemnification under Section 10A.02(a) relating to any Environmental Damages, except such Environmental Damages that are or relate to an Historical Environmental Liability, the claims shall be submitted by the Indemnified Party to the Indemnifying Party in accordance with the timelines and procedures set out in Section 10A.03.  Following submission of such a claim, except as otherwise expressly provided in Section 10A.03 and 10A.04, the procedures in Section 10.04 shall apply.

(c)  In the event that an Indemnified Party submits a claim for indemnification under Section 10A.02(c) or (e) relating to an Historical Environmental Liability, the Indemnifying Party or its designee (which may include, but shall not be limited to, Seller’s predecessor in interest in the Purchased Assets) may assume the defense and/or resolution (including without limitation, undertaking Remedial Action) thereof.  The Indemnifying Party (or its designee) shall be entitled to take all steps necessary in the defense and/or resolution thereof, including the settlement thereof (which settlement shall require the consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the Indemnified Party may, at its expense, monitor any proceeding with counsel of its choice without any right of control thereof.  Where a Remedial Action is required, the Indemnifying Party (or its designee) agrees to use commercially reasonable efforts to avoid (i) unreasonable interference with the operations of the Project or the Mill provided there is no Change after the Closing Date, or (ii) unreasonably restricting the ability to use the Project or the Mill for the use it was employed on the Closing Date or for substantially similar uses, without the consent of the affected party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)  Seller (or its designee) and Buyer shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, discharge or Remedial Action arising in connection with any claim in respect of which indemnity is sought, including, but not limited to, by providing the other party with reasonable access to: 1) employees and officers (including as witnesses); 2) other relevant information; and 3) facilities, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party’s business or personnel.  So long as Seller (or its designee) is in good faith defending and/or resolving a Historical Environmental Liability under this Section, Buyer shall not compromise, settle or in any manner interfere with the defense or resolution of such Historical Environmental Liability.  If Seller (or its designee) does not assume the defense and/or resolution of any such Historical Environmental Liability claim or litigation in accordance with the terms hereof, Buyer may defend and/or resolve such Historical Environmental Liability in a commercially reasonable manner, including settling claims or litigation (after giving prior written notice of the same to the Seller and obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed).

(e)  In connection with any Remedial Action covered by the indemnity in Section 10A.02(a), (c) or (e), the Indemnifying Party shall only be required to undertake or reimburse Environmental Damages incurred in the course of Remedial Action conducted in a “Lowest-Cost Commercially Reasonable Manner,” which shall mean, the lowest cost methods permitted by applicable Environmental Law determined from the perspective of a reasonable business person acting without regard to the availability of indemnification hereunder to achieve compliance with Environmental Law (taking all relevant circumstances into consideration, including, without limitation, the lowest-cost method that would minimize exposure to additional Environmental Damages that would be subject to indemnification hereunder).  Such Lowest-Cost Commercially Reasonable Manner shall include, where appropriate, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls, or restrictions do not: (1) unreasonably interfere with the operations of the Project or the Mill provided there is no Change after the Closing Date, or (2) unreasonably restrict the ability to use the Project or the

Mill for the use it was employed on the Closing Date or for substantially similar uses, without the consent of the affected party, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall have no indemnification obligations under Section 10A.02 to the extent Environmental Damages arise or result from any Change after the Closing Date caused by Buyer or any subsequent owner or operator of the Purchased Assets.

(f)  Notwithstanding anything in this Agreement to the contrary, Seller shall have no indemnification obligations for Historical Environmental Liabilities arising or resulting from a breach by Buyer of Sections 5.02(d) or 9.04.

(g)  Seller shall have no indemnification obligations under Article 10 or Article 10A to the extent that, as a result of any negligence or willful misconduct of Buyer or its Affiliates after the Closing Date, the amount of Damages or Environmental Damages subject to indemnification by Seller is exacerbated.

ARTICLE 11

MISCELLANEOUS

11.01  Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Seller shall pay all costs and expenses attributable to the performance of, and compliance with, all agreements and conditions to be performed or complied with by Seller under this Agreement (including, without limitation, all fees and expenses of Seller’s counsel and accountants), and Buyer shall pay all costs and expenses attributable to the performance of and compliance with, all agreements and conditions to be performed or complied with by Buyer under this Agreement (including, without limitation, all fees and expenses of Buyer’s legal counsel and accountants).

11.02  Entire Agreement; Amendment.  This Agreement, including the exhibits and schedules attached hereto and the documents and agreements referred to herein (which exhibits, schedules and documents are incorporated herein by this reference) shall constitute the complete and entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous oral and written negotiations and commitments and any other writings with respect to such subject matter, other than the Confidentiality Agreement.  This Agreement cannot be modified or amended except in writing duly executed by each  party hereto.

11.03  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered personally, (ii) one Business Day after being sent by nationally recognized overnight delivery service, (iii) when sent by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, or (iii) three Business Days after being deposited in the United States mail, certified and with proper postage prepaid, addressed as follows:

If to Seller:                             Rumford Falls Power Company

c/o New Page Corporation

Courthouse Plaza Northeast

Dayton, Ohio  45403

Attention:  Vice President, General Counsel & Secretary

Facsimile No.:  (937) 242-9459

and

Preti Flaherty Beliveau Pachios & Haley LLP

45 Memorial Circle

Augusta, ME 04330

Attention: Anthony W. Buxton, Esq.

Facsimile: (207) 623-2914

and

Preti Flaherty Beliveau Pachios & Haley LLP

One City Center

P.O. Box 9546

Portland, Maine  04112-9546

Attention:  Bonnie L. Martinolich, Esq.

Facsimile No.:  (207) 791-3111

If to Buyer:

Brascan Power Inc.

Suite 300, BCE Place

181 Bay Street, P.O. Box 762

Toronto, Ontario, Canada M5J 2T3

Attention:  Harry A. Goldgut

Facsimile: (416) 363-2856

and to:

Brascan Power Corporation

480 de la Cite Blvd

Gatineau, Quebec, Canada J8T 8R3

Attention:  Louis-Philippe Denis

Facsimile: (819) 561-7188

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:  Simeon Gold, Esq.

Facsimile: (212) 310-8007

and to:

Pierce Atwood LLP

One Monument Square

Portland, Maine 04101-0111

Attention:  Matthew Manahan, Esq.

Facsimile: (207) 791-1350

Any party may change the address to which notices or other communications are to be directed to it by giving notice of such change to the other party in the manner provided in this section.

11.04  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (which may be by facsimile or electronic transmission), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

11.05 Parties in Interest; Assignment.  This Agreement and all of the provisions hereof shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, except that, with notice to Seller, Buyer may assign this Agreement in whole to an Affiliate pursuant to an instrument reasonably satisfactory to Seller by which the Affiliate assumes all of Buyer’s obligations under this Agreement and, upon the Closing, including without limitation, the payment of the Cash Purchase Price, Buyer shall be deemed fully released from all of Buyer’s obligations hereunder.

11.06  No Waiver.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.07  Interpretation.  The headings contained in this Agreement are for convenience of reference only and shall in no way affect the meaning or interpretation of this Agreement.  Unless the context of this Agreement expressly otherwise indicates, any singular term in this Agreement includes the plural, and any plural term includes the singular.  If any term or condition of this Agreement is found to be ambiguous, the ambiguity shall not be construed against any one particular party and/or in favor of any one particular party, and such ambiguous language shall be in all cases construed as a whole according to its fair meaning.

11.08  No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and their permitted assigns, any legal or equitable rights hereunder (except as otherwise expressly provided in  Articles 10 and 10A hereof).

11.09  Arbitration.  Except as specifically provided in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement, or any alleged breach or non-performance of this Agreement, shall be referred to the American Arbitration Association to be settled by arbitration conducted  in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator in Portland, Maine (or such other location as the parties may agree), such arbitrator to be chosen by mutual agreement of the parties or, absent such agreement, by the American Arbitration Association.  Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.  The fees and expenses of the arbitrator shall be apportioned between the parties by the arbitrator with the findings and results of the arbitration.  Any award shall be a conclusive determination of the disputed matter; shall be final and binding upon the parties and shall not be contested by the parties.  Any award of damages by an arbitrator will be determined, limited, and controlled by the limitation of damages provisions in this Agreement.  Nothing in this Section 11.09 will preclude, or be construed to preclude, the resort by either party to a court of competent jurisdiction solely for the purposes of securing an injunction or for the specific performance of a party’s obligations hereunder.

11.10  Governing Law.  This Agreement shall be construed in accordance with, and the legal relations among the parties shall be governed by, the Laws of the State of Maine as applicable to agreements executed and fully performed in the State of Maine.

11.11.      Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of Buyer or its Affiliates on the one hand, or (except as expressly provided in the guaranty of New Page Corporation), Seller or its Affiliates on the other hand, shall have any liability for any obligations or liabilities of Buyer or Seller, as applicable, under this Agreement or the other documents delivered by Buyer or Seller, as applicable, in connection herewith, of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

RUMFORD FALLS POWER COMPANY

By	/s/Peter H. Vogel, Jr.
	Name:	Peter H. Vogel, Jr.
	Title:	President

BRASCAN POWER INC.

By	/s/ Richard Legault
	Name:	Richard Legault
	Title:	President and Chief Operating Officer

The Mill Owner hereby executes this Agreement for the limited purposes set forth in the preamble and hereby agrees to perform its obligations under Sections 5.06, 7.05 and 9.05.

RUMFORD PAPER COMPANY

By	/s/ Douglas K. Cooper
	Name:	Douglas K. Cooper
	Title:	Vice President

GUARANTY

In consideration for and as an inducement to Buyer entering into the foregoing Asset Purchase Agreement with Seller (the “Agreement”), New Page Corporation (“Guarantor”) does hereby unconditionally and irrevocably guaranty to Buyer, subject to the limitations on Seller’s indemnification obligations set forth in  the Agreement, the due and punctual performance of Seller’s payment obligations pursuant to Article 10  and Article 10A of the Agreement.  Any and all defenses available to Seller with respect to any demand for payment by any Buyer Indemnified Party under Article 10 and Article 10A shall be available to Guarantor as a defense to any demand for payment pursuant to this guaranty.  Guarantor hereby unconditionally waives (i) any and all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, including promptness, diligence, demand, presentment, protest, notice of acceptance and any other notice with respect to this Guaranty or any of Seller’s obligations pursuant to Article 10 or Article 10A of the Agreement and (ii) any requirement that Buyer proceed or make a demand first against the Seller or otherwise exhaust any right, power or remedy under the Agreement before requesting payment or performance by Guarantor hereunder or that Buyer protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any other right to take any action against the Seller or any collateral or any other guarantee or source of payment.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty this                  day of January, 2006.

NEW PAGE CORPORATION

By
Its: